Exhibit 10.26

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of August 6, 2012, by and between Christopher G. Marshall (the “Executive”) and Capital Bank Financial Corp. (the “Company”), a Delaware corporation.

WITNESSETH THAT:

WHEREAS, the Company is desirous of continuing to employ the Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1. Effective Date. This Agreement shall become binding and enforceable when accepted by the Executive in the manner set forth for acceptance below, and the provisions of this Agreement shall become effective as of the date first written above (the “Effective Date”).

2. Employment Period. The initial term (the “Initial Employment Period”) of the Executive’s employment under this Agreement will commence on the Effective Date and end on December 22, 2012, unless terminated earlier pursuant to Section 5 of this Agreement; provided, however, that as of the expiration of the Initial Employment Period and each anniversary thereof (each an “Extension Date”) the term of this Agreement shall be extended for 12 months, unless either party gives at least 90 days written notice prior to such Extension Date of its intention not to further extend the Employment Period (the Initial Employment Period and each subsequent extension shall constitute the “Employment Period”).

3. Position and Duties.

(a) During the Employment Period, the Executive shall (i) serve as Chief Financial Officer of the Company, with such authority, power, duties and responsibilities as are commensurate with such position and as are customarily exercised by a person holding such position in a company of the size and nature of the Company and (ii) report directly to the Chief Executive Officer of the Company (the “CEO”).

(b) The Executive, during the Employment Period, shall devote his full business time, energies and talents to serving in the position described in Section 3(a) and he shall perform his duties faithfully and efficiently subject to the directions of the CEO. Notwithstanding the foregoing, nothing herein shall preclude the Executive (i) from participating in or serving on the board of directors or similar governing body of charitable, religious, social or educational organizations or (ii) from participating or serving on the board of directors or similar governing body of up to two public companies, provided that such company is not a competitor of the Company and such participation does not reflect negatively on the Company and that the Executive provides the Company with advance written notice of such participation and, provided further that in the case of the Executive’s board participation pursuant to either clause (i) or (ii) above, the Board of Directors of the Company (the “Board”) determines in its good faith discretion that such participation or service does not unreasonably interfere, individually or in the aggregate, with the Executive’s performance of his obligations to the Company.

4. Compensation. Subject to the terms of this Agreement, during the Employment Period, while the Executive is employed by the Company, the Company shall compensate the Executive for his services as follows:

(a) Base Salary. The Executive shall receive an annual base salary (“Annual Base Salary”) of no less than $438,000. The Executive’s Annual Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives and may be increased but not decreased. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as in effect from time to time. Such Annual Base Salary shall be payable in monthly or more frequent installments in accordance with the Company’s payroll policies.

(b) Annual Incentive Payment. With respect to each fiscal year or portion of a fiscal year of the Company ending during the Employment Period, the Executive shall be eligible to receive an annual cash incentive payment (the “Incentive Payment”) as determined by the Compensation Committee in its discretion and, if applicable, in accordance with the terms of any applicable incentive plan of the Company and subject to the achievement of any performance goals established by the Compensation Committee with respect to such fiscal year. The Executive’s target Incentive Payment opportunity under the incentive plan applicable to the Executive for each fiscal year during the Employment Period shall be determined by the Compensation Committee in its discretion with respect to each such fiscal year of the Company (the “Target Incentive Payment”). Any earned Incentive Payment shall be paid to the Executive pursuant to the terms of the applicable incentive plan; provided, however, that any such Incentive Payment for a fiscal year shall be paid to the Executive no later than the 15th day of the third month following the close of such fiscal year, unless the Company or the Executive shall elect to defer the receipt of such Incentive Payment pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Equity Compensation. With respect to each fiscal year or portion of a fiscal year of the Company ending during the Employment Period, the Executive will be eligible to be considered for annual equity grants in the sole discretion of the Compensation Committee.

(d) Employee Benefits. During the Employment Period, the Executive shall be provided with employee benefits on a basis no less favorable than such benefits are provided by the Company from time to time to the Company’s other senior executives.

(e) Expense Reimbursement. During the Employment Period, the Company will reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to senior executives and in accordance with the requirements of Section 8(a)(ii).

(f) Stock Ownership Requirement. During the Employment Period, the Executive shall be subject to the Company’s stock ownership policy in accordance with the guidelines as established by the Compensation Committee.

(g) D&O Insurance. The Executive shall be covered by any D&O insurance that the Company shall have in effect from time to time to the same extent as the directors of the Company are covered by such D&O insurance.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Executive incurs a Disability during the Employment Period (pursuant to the definition of Disability set forth below), the Company may provide the Executive with written notice in accordance with Section 12(g) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any rolling 12-month period, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) willful misconduct or willful neglect by the Executive in the performance of his duties to the Company;

(ii) the Executive’s willful failure to adhere materially to the clear directions of the CEO or to adhere materially to the Company’s material written policies;

(iii) the Executive’s conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony; or

(iv) the Executive’s willful breach of any of the material terms and conditions of this Agreement.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In order to invoke a termination for Cause, the Company shall provide written notice to the Executive of the existence of one or more of the conditions described in clauses (i) through (iv) within 30 days following the Board’s actual knowledge of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Cause, and the Executive shall have 30 days following receipt of such written notice (the “Executive Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In addition, in the case of a termination of the Executive’s employment for Cause other than as described in clause (iii) above, the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board other than the Executive at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (ii), or (iv) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive during the Employment Period with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of the written consent of the Executive:

(i) a material diminution in the Executive’s Annual Base Salary or Target Incentive Payment during the Employment Period;

(ii) a material diminution in the position, authority, duties or responsibilities of the Executive from those described in Section 3(a) of this Agreement;

(iii) any material failure by the Company to comply with the material terms of Section 4 of this Agreement during the Employment Period;

(iv) any relocation of the Executive’s principal place of business to a location more than 30 miles from the Executive’s principal place of business prior to such relocation, other than a relocation of the Executive’s principal place of business to the Company’s headquarters or in connection with a change of the Company’s headquarters which change of headquarters shall be in a location deemed by the Board, in its sole discretion, to be a reasonable and acceptable headquarters location for the Company; or

(v) any other material breach of this Agreement by the Company.

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) within 30 days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Company Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Company Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 60 days following such Company Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. Notwithstanding anything to the contrary in this Agreement, a temporary suspension of the Executive’s duties, authorities, employment or other roles hereunder not in excess of 90 days by the Board based upon the Board’s good faith judgment that such suspension is warranted pending investigation of any material allegations relating to the conduct of the Executive or the conduct of Company which may implicate the Executive shall not give rise to Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(g) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice or 30 days after the end of the Company Cure Period, if applicable, in the case of a termination by the Executive with Good Reason). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or by the Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Executive with Good Reason, a date that is no later than 30 days after the Company Cure Period, if applicable, (iii) if the Executive’s employment is terminated by the Company for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination (which shall not be until after the expiration of the Executive Cure Period); and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6. Obligations of the Company upon Termination.

(a) Resignation for Good Reason or Termination Due to Death or Disability or Termination by the Company Without Cause. If, during the Employment Period, the Executive’s employment shall be terminated (A) by the Executive for Good Reason, (B) by the Company due to Disability, (C) by the Company without Cause or (D) by reason of the Executive’s death and, except in the case of clause (D) and with respect to the payment of Accrued Obligations and Other Benefits (as such terms are defined below), the Executive shall have executed and delivered to the Company within 30 days of the Date of Termination a release of claims against the Company and its affiliates substantially in the form attached as Exhibit A and not revoked such release, the Company shall pay to the Executive within 40 days after the Date of Termination (except as otherwise required by law or provided below) or provide, as applicable, the following:

(i) A lump sum cash payment consisting of: (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (2) any annual Incentive Payment earned by the Executive for a prior award period, but not yet paid to the Executive provided that (other than any portion of such annual Incentive Payment that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder) such payment shall be made no later than the 15th day of the third month following the close of the fiscal year with respect to which such Incentive Payment is earned (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and (3) one and one-half (1.5) times the sum of the Executive’s Annual Base Salary in effect immediately prior to the termination and Target Incentive Payment for the year of termination of employment (or, if higher or if no Target Incentive Payment has been established for such year, the Incentive Payment paid or payable to the Executive in respect of the year prior to the year of termination).

(ii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(iii) The Company shall provide the Executive and the Executive’s dependents with continued coverage under any health, medical, dental, vision or life insurance program or policy in which the Executive was eligible to participate as of the time of the Executive’s employment termination, for 18 months following such termination on terms no less favorable to the Executive and the Executive’s dependents (including with respect to payment for the costs thereof) than those in effect for employees generally, which coverage shall become secondary to any coverage provided to the Executive by a subsequent employer and to any Medicare coverage for which the Executive becomes eligible.

(b) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide (i) the Accrued Obligations (paid as set forth in Section 6(a) above) and (ii) the Other Benefits (paid in accordance with the provisions of the applicable plans).

(c) Effect of Termination on Other Positions. If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of the Company’s subsidiaries, or holds any other position with the Company or its subsidiaries, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

(d) Exercisability of Outstanding Vested Stock Options following Termination of Employment. Notwithstanding anything to the contrary in the applicable stock option award agreements, in the event that the Executive’s employment with the Company is terminated during the Employment Period (i) by the Company without Cause or by the Executive for Good Reason, all outstanding stock options held by the Executive that are vested as of the Date of Termination shall remain exercisable until the end of the full remaining term of each stock option, or (ii) by the Executive without Good Reason, all outstanding stock options that are vested as of the Date of Termination shall remain exercisable during the 90-day period immediately following the Date of Termination. In the event that the Executive’s employment with the Company terminates for any other reason, including by the Company for Cause or due to the Executive’s death or Disability, the Executive’s outstanding vested stock options shall be exercisable for the period set forth in the applicable stock option award agreement. Except as set forth in clauses (i) and (ii) of this Section 6(d), all other terms and conditions of the Executive’s stock option award agreements shall remain in full force and effect.

(e) Full Settlement. The payments and benefits provided under this Section 6 (including, without limitation, the Other Benefits) shall be in full satisfaction of the Company’s obligations to the Executive upon his termination of employment, notwithstanding the remaining length of the Employment Period, and in no event shall the Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 6.

7. No Mitigation; No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

8. Section 409A; Forfeiture.

(a) Section 409A.

(i) General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent required to avoid taxes and penalties under Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement shall be made upon a “separation from service” under Section 409A of the Code.

(ii) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(iii) Delay of Payments. Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid taxes and penalties under Section 409A of the Code, if the Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) on account of his separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which the Executive’s separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

(b) Forfeiture. Notwithstanding anything to the contrary in this Agreement:

(i) If the Company is required to prepare an accounting restatement due to material noncompliance of the Company as a result of misconduct, with any financial reporting requirement under the Federal securities laws, the Executive shall reimburse the Company for all amounts received under any incentive compensation plans from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and any profits realized from the sale of securities of the Company during that 12-month period, unless the application of this provision has been exempted by the Securities and Exchange Commission;

(ii) If the Compensation Committee shall determine that the Executive has engaged in a serious breach of conduct that would constitute Cause under this Agreement, the Compensation Committee may terminate any equity compensation award or require the Executive to repay any gain realized on the exercise of an award in accordance with the terms such award or the equity compensation plan governing such award;

(iii) If the Executive is found guilty of material misconduct by any judicial or administrative authority in connection with any (A) formal investigation by the Securities and Exchange Commission or (B) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award; and

(iv) The parties agree that any compensation under this Agreement shall also be subject to clawback/forfeiture provisions required by any law, in the future, applicable to the Company, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations.

9. Code Section 280G.

(a) If after the Effective Date, there occurs a transaction that constitutes a “change of control” of the Company under Treas. Reg. Section 1.280G and, immediately prior to such transaction the stock of the Company is not publicly traded and the exemption described in Section 280G(b)(5) of the Code would apply to payments by the Company to the Executive in connection with a change of control (as defined in Section 280G of the Code and the regulations) to the extent the Company so requests, the Executive shall cooperate with the Company in good faith in connection with the Company satisfying the shareholder approval exemption under Section 280G(b)(5) of the Code and the regulations thereunder.

(b) If after the Effective Date, there occurs a transaction that constitutes a “change of control” of the Company under Treas. Reg. Section 1.280G and, either (i) the Company does not request the Executive to cooperate in connection with satisfying the shareholder approval exemption under Section 280G(b)(5) of the Code or (ii) the Company is publicly traded and such exemption would not apply to payments by the Company to the Executive in connection with a change in control, then the provisions of Sections 9(c) through (f) below shall apply.

(c) If it is reasonably determined that any payment or distribution by the Company or any affiliate of the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any restricted stock award, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”), except as provided below, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Payments. The Gross-Up Payment shall be paid to the Executive within 30 days of the determination that the Excise Tax is applicable; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service. Notwithstanding the foregoing provisions of this Section 9(c), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value (as defined below) of all Payments does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 6(a)(i)(3) and next by reducing the amount of any other cash payments due to the Executive and finally by amending or terminating any equity-based awards held by the Executive.

(d) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) selected by the Company and reasonably acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services rendered (within the meaning of Section 280G(b)(4)(B) of the Code and the regulations thereunder and (including any restraints on employment) in excess of the base amount (as defined in Section 280G(b)(3) of the Code) (the “Base Amount”) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the accounting firm selected by the Company or the Tax Counsel and reasonably acceptable to the Executive (the “Auditor”) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and applicable guidance under Treasury Regulation Section 1.280G-1, and U.S. Treasury Department rulings and releases. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purpose of Sections 9(c) and (d)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(e) If the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment to the Executive in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section 9.

(i) The “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Auditor for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(ii) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

10. Restrictive Covenants.

(a) Return of Company Property. Upon his termination of employment for any reason, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or its affiliates or containing any trade secrets relating to the Company or its affiliates, in each case in the Executive’s possession, except any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 10(a).

(b) Mutual Nondisparagement. The Executive and the Company each agree that, following the Executive’s termination of employment, neither the Executive, nor the Company will make any public statements which materially disparage the other party. The Company shall not be liable for any breach of its obligations under this paragraph if it informs its directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended, of the content of its covenant hereunder and takes reasonable measures to ensure that such individuals honor the Company’s agreement. Notwithstanding the foregoing, nothing in this Section 10(b) shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right including, without limitation, the terms of this Agreement.

(c) Confidential Information. The Executive agrees that, during his employment with the Company and at all times thereafter, he shall hold for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or during his consultation with the Company after his termination of employment, and which is not public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his duties for the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(d) Nonsolicitation. The Executive agrees that, while he is employed by the Company and during the one-year period following his termination of employment with the Company (the “Restricted Period”), the Executive shall not directly or indirectly, (i) solicit any individual who is, on the Date of Termination (or was, during the six-month period prior to the Date of Termination), employed by the Company or its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its affiliates or (ii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any of its affiliates, on the other hand.

(e) Noncompetition. The Executive agrees that, during the Restricted Period, he will not engage in Competition (as defined below). The Executive shall be deemed to be engaging in “Competition” if he, directly or indirectly, any where in the continental United States in which the Company conducts business or has plans to conduct business, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business (whether through a corporation or other entity) engaged in the commercial banking business or in any other financial services business that is competitive with any portion of the business conducted by the Company or any of its affiliates. Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

Notwithstanding the foregoing, the restriction above shall not prohibit the Executive from entering into employment with, or providing services to, any subsidiary, division, affiliate or unit of an entity (a “Related Unit”) if that Related Unit does not engage in business that is in Competition with the Company, irrespective of whether some other Related Unit of that entity is in Competition with the Company (as long as the Executive does not engage in or assist in the activities of any Related Unit which is in Competition with the Company).

(f) Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 10(b), (c), (d) or (e) and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 10(b), (c), (d) or (e). If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(g) Severability; Blue Pencil. The Executive acknowledges and agrees that he has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects. If it is determined that any provision of this Section 10 is invalid or unenforceable, the remainder of the provisions of this Section 10 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 10 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced for, such provision shall be enforced.

11. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Miscellaneous.

(a) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives; provided, however, that, notwithstanding the foregoing, the Company may amend or modify this Agreement if it determines in good faith that it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance, including without limitation, the final Guidance on Sound Incentive Compensation Policies issued on June 21, 2010 by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision and Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction (it being understood that any such amendment will not decrease in any material manner the economic value of the incentive compensation opportunities currently provided for in this Agreement).

(b) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c) Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to the conflict of law provisions of any state.

(d) Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 10 of this Agreement) that is not resolved by the Executive and the Company shall be submitted to arbitration in the New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator(s)’ awards in any court having competent jurisdiction.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(f) Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(g) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company (through its agent of service):

Capital Bank Financial Corp.

121 Alhambra Plaza, Suite 1601

Coral Gables, Florida 33134

Facsimile: (704) 554-6909

Attention: R. Eugene Taylor

or to the Executive:

At the address last on the records of the Company

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(h) Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(i) Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the parties with respect to the subject matter hereof. The obligations under this Agreement are enforceable solely against the Company and its affiliates.

(j) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(k) Authority/Certification. Each of the undersigned hereby personally warrants that he has the full authority to execute and enter into this Agreement and has obtained all consents, approvals and authorities of any person, committee or entity necessary to make this Agreement binding and fully enforceable against the party for which he signs. The Executive represents and warrants that he has disclosed to the Company all provisions in any agreements with any current or prior employer that purport to restrict his activities following employment with such employer and that, except as set forth in any such agreement, he is subject to no agreement or restriction that would limit his ability to execute and deliver this Agreement, or, as of and following the Effective Date, serve in the capacities and fully perform the services contemplated herein.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

CAPITAL BANK FINANCIAL CORP.

By:	/s/ R. Eugene Taylor

Name:	R. Eugene Taylor

Title:	Chief Executive Officer

EXECUTIVE

/s/ Christopher G. Marshall
Christopher G. Marshall

Exhibit A – Form of Release of Claims

[COMPANY LETTERHEAD]

[First Name Last Name

Street Address

City, State, Zip]

[DATE]

Dear [EMPLOYEE]:

This Agreement (this “Agreement”) is made as of the date listed below, by and between Capital Bank Financial Corp. (the “Company”) and [EMPLOYEE] (the “Employee”) regarding Employee’s cessation of employment with the Company.

Upon execution, this Agreement shall constitute a binding General Release. We advise that if you have any questions regarding your rights and the General Release contained in this Agreement, you should consult an attorney prior to executing this document. If you agree to the terms of this Agreement, you should sign this Agreement and return it to the individual listed below on or after the Termination Date (as defined below) but no later than forty-five (45) days from the date of this Agreement.

[ADDRESS

CITY, STATE ZIP

ATTENTION:                     ]

Employee’s employment will cease on [                    ] (the “Termination Date”). In accordance with the terms of the Employee’s employment agreement with the Company, dated [                    ], (the “Employment Agreement”) the Employee will receive the severance benefits available to the Employee under the Employment Agreement in exchange for the execution of this Agreement, which will release all claims which have been or could be made by Employee relative to Employee’s employment with, or termination by, the Company.

1.	Restrictions in Employment Agreement. Notwithstanding anything to the contrary in this Agreement, Employee acknowledges and agrees that the provisions relating to restrictions (the “Restrictions”) with respect to return of property, nondisparagment, confidential information, nonsoliciation and noncompetition contained in the Employment Agreement shall remain in full and force and effect in accordance with the terms of the Employment Agreement. Employee will forfeit any right to receive the payments or benefits described in this Agreement if Employee violates any of the Restrictions.

2.

Post-Employment Cooperation. Following the Termination Date, Employee agrees to cooperate with the Company and its affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its affiliates which relate to events or occurrences that occurred while Employee was employed by the Company. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any of its affiliates at mutually convenient times. Following the Termination Date, Employee also agrees to cooperate with the Company or any of its affiliates in connection with any investigation or review by any federal, state or local regulatory authority to the extent that such investigation or review relates to events or issues that occurred while Employee was employed by the Company. The Company shall, at the request of Employee, reimburse any reasonable out-of-pocket expenses that Employee incurs in connection with Employee’s performance of Employee’s obligations pursuant to this Paragraph 2.

3.	Consideration of Agreement. Employee represents that: (a) Employee has had sufficient time to consider Employee’s options regarding this Agreement; (b) Employee has been provided with accurate and complete information regarding the benefits that are available to Employee under the terms of this Agreement; (c) Employee has not been subjected to any threats, intimidation, or coercion by the Company in connection with this Agreement; and (d) the terms of this Agreement have been written in a manner that Employee understands.

4.	Not an Admission. This Agreement shall not be construed as an admission by any person or entity that he, she or it has acted wrongfully with respect to Employee or any other person, or that Employee has any claims whatsoever against any person or entity, and the Company specifically disclaims any liability for wrongful acts against Employee or any other person, on the part of itself, its officers, directors, employees or agents.

5.

General Release. Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its affiliates, and their officers, directors, partners, members, shareholders, representatives, agents, attorneys, and employees and each of the affiliates, predecessors, successors and assigns, and family members of the aforementioned (collectively, the “Releasees”) from any and all rights, claims, charges, demands, obligations, causes of action, promises, agreements, controversies, liens, damages and liabilities of every kind based upon any past action, omission or event, whether known or unknown, and whether or not in litigation which Employee may have or which could be asserted by another on Employee’s behalf, based on any action, omission or event relating to Employee’s employment with the Company and/or the cessation thereof through the date Employee executes this Agreement. This General Release includes actions claiming violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, and the New York State or City Human Rights Laws, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Employee and the Company or any of the Releasees. This General Release also includes any claims for wrongful discharge or that the Company or any of the other Releasees has dealt with Employee unfairly or in bad faith, and any actions raising tortious claims or any claim of express or implied contract of employment or any other cause of action or claims of violation of common law. This General Release is for any and all relief, without regard to its form or characterization. Included in this General Release are any and all claims for attorneys’ fees and for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event. Notwithstanding the foregoing, this release shall not release the Company from its obligations under this Agreement or the Employment Agreement; this release shall not release the Company from its obligations regarding any rights of the Executive to indemnification under the terms of the Employment Agreement, the by-laws, charter or any insurance policy under which the Executive is entitled to coverage; and this release does not waive, release or otherwise discharge any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for earned but unpaid wages, workers’ compensation benefits, unemployment benefits, and vested 401(k) benefits. By signing this release, Employee represents that Employee has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating to any of the matters set forth in this paragraph. Employee further represents that Employee will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on his behalf arising out of the matters released hereby.

6.	Notification of New Employer. Employee hereby consents to the notification of any new employer of Employee’s rights and obligations under this Agreement or the Employment Agreement.

7.	Legal and Equitable Remedies. Because Employee’s services were personal and unique and because Employee has had access to and has become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.	Entire Agreement. Employee acknowledges and agrees that any prior representations, promises or agreements between Employee and the Company relating to the subject matter of this Agreement are hereby extinguished, that there are no oral or written representations, promises or agreements between the parties other than those set forth in this Agreement, and that this constitutes the entire and only agreement on the subject matters covered in this Agreement. For the avoidance of doubt, this Agreement is not intended to extinguish any provisions of the Employment Agreement.

9.	Severability. Should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected and each remaining part, term or provision shall be legal, valid and enforceable to the fullest extent permitted by law, and any illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

10.	Jurisdiction/Choice of Law/Waiver of Jury Trial. Employee agrees that the provisions of this Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to the conflict of law provisions of any state. Both parties hereby waive any right to a jury trial.

11.	Acknowledgement. By signing this document, in addition to releasing all claims described herein, in accordance with the Older Workers Benefit Protection Act of 1990, Employee is aware of and agrees to the following:

a.	Employee has been advised to consult with an attorney prior to signing this Agreement;

b.	Employee was given at least 45 days to consider the actual terms of this Agreement; Employee understands that Employee must deliver a signed copy of this Agreement to the Company in the care of: [ ];

c.	Employee understands that Employee may revoke this Agreement within seven (7) calendar days from the date of signing, in which case this Agreement shall be null and void and of no force and effect on the Company or Employee; and

d.

Employee understands that this Agreement shall not become effective or enforceable until the 7-day revocation period has expired. Employee further understands and acknowledges that, to be effective, the revocation must be in writing, delivered to [                    ], on or before the seventh (7th) calendar day by 5:00 PM after Employee signs this Agreement.

PLEASE READ CAREFULLY THIS AGREEMENT. IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING OUT OF YOUR EMPLOYMENT.

CAPITAL BANK FINANCIAL CORP.

By:

Name:

Title:

Dated:

I have read this Agreement, and I am fully aware of the legal effects of this Agreement. I have chosen to execute this Agreement freely, without reliance upon any promises or representations made by the Company other than those contained in this Agreement, and I understand that, under the terms of this Agreement, I will receive payments as described in the Employment Agreement, less applicable tax withholdings in accordance with the terms of the Employment Agreement following the later of (i) the Company’s receipt of my executed Agreement or (ii) the date on which this Agreement becomes irrevocable, provided I do not revoke this Agreement within the 7-day revocation period described herein.

EMPLOYEE

Dated: